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                                                                  EXHIBIT 10.37

                          ANADYS PHARMACEUTICALS, INC.

                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT (the "AGREEMENT") is made and entered into as of May 25, 2005, (the "EFFECTIVE DATE") by and between ANADYS PHARMACEUTICALS, INC., a Delaware corporation with its offices at 3115 Merryfield Row, San Diego, CA 92121 ("Company"), and MARIOS FOTIADIS ("Consultant"). Company and Consultant may be referred to herein individually as a "Party" or collectively as the "Parties".

      Company desires to retain Consultant to provide consulting services, and Company and Consultant both desire to enter into this Agreement.

      In consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties hereby agree as follows:

1. CONSULTING SERVICES. Consultant agrees to render such Services (defined below) as the Company or its designee shall reasonably request at such locations as the Company or its designee shall reasonably designate. The Consultant shall provide advisory services for the Company related to strategic finance and business development (the "Services").

2. COMPENSATION. As full and complete compensation for performing the Services and in consideration of the other obligations and undertakings of Consultant under this Agreement, Company shall pay Consultant $3,459.82 per month. The Company will reimburse Consultant for reasonable out-of-pocket and travel expenses incurred by Consultant at Company's request and with Company's approval. In addition, Company will grant Consultant, subject to approval of Company's Board of Directors, an option to purchase twenty-five thousand (25,000) shares of Company's Common Stock. The foregoing stock option shall be subject to the terms and conditions of the Company's 2004 Equity Incentive Plan and related stock option agreement and shall provide that 14% of the shares subject to such option shall vest on the 25th day of each month commencing June 25, 2005, with the remaining unvested shares vesting on December 31, 2005.

3. NONDISCLOSURE. The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of performing the Services to the Company he will have access to and contact with Confidential Information (as defined below). The Consultant agrees that he will not, at any time, disclose to others, or use for his benefit or the benefit of others, any Confidential Information (as defined below) without the Company's prior approval. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party. Upon termination of this Agreement, and in any case upon the Company's request, the Consultant shall return immediately to the Company any and all Confidential Information and copies thereof then in the Consultant's possession or control.

For purposes of this Agreement, "Confidential Information" shall mean all information that is either (i) disclosed by or on behalf of the Company to the Consultant or (ii) generated by the Consultant during the course of performing the Services, whether in oral, visual, written, graphic or electronic form, including, without limitation, any trade secrets, know-how, inventions, ideas, unpublished patent applications, tangible and intangible information relating to proteins and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, formulations, compounds, chemical structures, products, processes, designs, formulas, methods, techniques, programs, developmental or experimental work, test data and results (including,

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without limitation, pharmacological, toxicological and clinical test data and results), clinical trial(s) timing and schedule, filings with regulatory agencies, compilations of data, other works of authorship, improvements, discoveries, information regarding plans for research and development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, licensees and strategic partners, the existence and terms of any business discussions, negotiations or agreements to which the Company is a party, information regarding the skills and compensation of employees or consultants of the Company and the subject matter and any results of the Services. The Consultant's obligations under this Section shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant of the terms of this Section, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is in the Consultant's possession at the time of disclosure otherwise than as a result of a prior disclosure by the Company to the Consultant or (iv) is disclosed to the Consultant by a third party not under an obligation of confidentiality to the Company with respect thereto.

The Consultant's obligations of confidentiality and nondisclosure under this Agreement shall survive for a period of five (5) years from receipt of the Confidential Information.

4. INTELLECTUAL PROPERTY RIGHTS. Consultant agrees that any and all ideas, inventions, discoveries, improvements, know-how and techniques that are discovered, conceived, reduced to practice or developed during the term of the Agreement or during or as a result of performing the Services, alone or in conjunction with others, (collectively, the "INVENTIONS") shall be the sole and exclusive property of Company, and Consultant hereby assigns to Company without charge his entire right, title and interest in and to all Inventions and any and all related patents, copyrights, trademarks, trade names and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Consultant further agrees to promptly and fully disclose to Company, whether during the term of this Agreement or afterwards, any and all Inventions. Consultant further agrees to maintain complete written records of all Inventions and of all work or investigations done or carried out by Consultant under this Agreement, which records shall be the exclusive property of Company. Consultant further agrees to cooperate and provide reasonable assistance to Company, at Company's request, to file, prosecute and otherwise obtain and from time to time enforce United States and foreign patents or patent applications, including without limitation all reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, divisions, continuations, continuations in part and renewals in respect thereof, and any copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries. For the avoidance of any doubt, Inventions are deemed to be Confidential Information as defined in
Section 3(a) above.

5. NO CONFLICTING OBLIGATION. Consultant represents that Consultant's performance of the Services and the terms of this Agreement do not breach or conflict with any agreement of Consultant with a third party, and Consultant hereby agrees not to enter into any agreement that conflicts or would conflict with Consultant's performance of the Services or the terms of this Agreement. Consultant further agrees to notify Company immediately in the event that Consultant accepts an offer of employment with any company or organization that is a potential competitor of the Company.

6. NO IMPROPER USE OF MATERIALS. Consultant agrees not to bring to Company or to use in the performance of the Services any materials or documents of a present or former employer of Consultant or any other third party, unless such present or former employer or other third party has authorized such use and/or disclosure.

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7. TERM AND TERMINATION.

            (a) This Agreement shall commence on the Effective Date and shall terminate on December 31, 2005, unless earlier terminated or extended as provided below (the "Term"). Consultant or Company may terminate the Agreement at any time by giving thirty (30) days prior written notice to the other party. The Term of this agreement may be extended by mutual written agreement of the parties.

            (b) The obligations set forth in Sections 3, 4, 6, 7, 8, 9, 10, 11, and 12 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will promptly deliver to Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Confidential Information. Consultant shall not retain copies of any such documents or other materials after termination of this Agreement.

8. INDEPENDENT CONTRACTOR. The Parties understand and agree that Consultant is an independent contractor and not an employee of Company. Consultant has no authority to obligate Company by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will Company make deductions from Consultant's fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant.

9. ASSIGNMENT. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as Company has specifically contracted for Consultant's Services, Consultant may not assign or delegate Consultant's obligations under this Agreement either in whole or in part without the prior written consent of Company.

10. LEGAL AND EQUITABLE REMEDIES. Because Consultant's Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of Company, Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

11. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and performed in California by California residents. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in San Diego, California, and each Party hereby consents to the jurisdiction and venue of such court. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

12. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement and the Exhibits attached hereto constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements, whether in oral or written form. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

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13. WAIVER. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

14. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three (3) days after the date of mailing if sent by certified or registered mail.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ANADYS PHARMACEUTICALS, INC.                         MARIOS FOTIADIS

By: /s/ Kleanthis G. Xanthopoulos           Signature: /s/ Marios Fotiadis
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Name: Kleanthis G. Xanthopoulos, Ph.D.

Title: President and Chief Executive Officer

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